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                               CIENA CORPORATION
                                                                      EXHIBIT 11
                       COMPUTATION OF EARNINGS PER SHARE

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

                                                           Three months ended                  Nine months ended
                                                        July 31,         July 31,          July 31,          July 31,
                                                          1996             1997              1996              1997
                                                     -------------   --------------   ---------------    --------------
Net income                                            $10,094,000     $ 34,949,000     $   4,025,000      $ 75,634,000
                                                     =============   ==============   ===============    ==============

Weighted average shares of common
    stock outstanding                                  13,055,000       23,705,000        12,688,000        20,277,000

Weighted average effect of convertible
     preferred stock on as-if-converted
     basis                                             73,316,000       73,316,000        69,842,000        73,316,000

Weighted average effect of common
    stock equivalents                                  10,911,000        8,275,000         9,525,000         8,498,000

Staff Accounting Bulletin No. 83
    issuances and grants:

Common shares issued within one
    year of initial filing                                137,000                -           504,000           623,000

Common stock equivalents issued within
    one year of initial filing                          1,692,000                -         3,078,000            36,000

Convertible preferred stock issued within
     one year of initial filing                                 -                -         3,474,000                 -

                                                     -------------   --------------   ---------------    --------------
                                                       99,111,000      105,296,000        99,111,000       102,750,000
                                                     =============   ==============   ===============    ==============
Net income per common
   and common equivalent share                        $      0.10     $       0.33     $        0.04      $       0.74
                                                     =============   ==============   ===============    ==============
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